Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT: Philip Mengel

Chief Executive Officer

U.S. Can Corporation

(630) 678-8039

UNITED STATES CAN COMPANY SETS PURCHASE PRICE IN TENDER OFFER

FOR 10 7/8% SENIOR SECURED NOTES DUE 2010 AND EXTENDS THE

EXPIRATION TIME

LOMBARD, ILLINOIS, March 9, 2006 – United States Can Company (the “Company”) announced today the tender offer consideration and the total consideration to be paid for its outstanding 10 7/8% Senior Secured Notes due 2010 (the “Secured Notes”) that are validly tendered and accepted for purchase in the tender offer described in the Offer to Purchase and Consent Solicitation Statement dated February 16, 2006 (the “Statement”).

The total consideration to be paid for validly tendered (and not validly withdrawn) Secured Notes was determined using the yield of the 3.625% U.S. Treasury Notes due June 30, 2007 (the “Reference Security”) plus a fixed spread of 50 basis points. The yield on the Reference Security, as calculated by Lehman Brothers Inc., at 2:00 p.m., New York City time, on Wednesday, March 8, 2006, was 4.814%. Accordingly, the tender offer yield and total consideration, excluding accrued and unpaid interest, per $1,000 principal amount of Secured Notes are 5.314% and $1,119.60, respectively. The tender offer consideration, which is payable to holders of Secured Notes in respect of Secured Notes tendered after 5:00 p.m., New York City time, on March 2, 2006, the consent payment deadline, is equal to the total consideration, less the consent payment of $30.00, or $1,089.60 per $1,000 principal amount of Secured Notes. March 27, 2006 was assumed as the Early Settlement Date for purposes of calculating the total consideration. Payment of the total consideration or tender offer consideration, as applicable, for validly tendered (and not validly withdrawn) Secured Notes plus accrued but unpaid interest thereon to, but not including the date of payment, is expected to be on the Early Settlement Date or Final Settlement Date, as applicable.

The Company also announced that the tender offers for any and all of its outstanding Secured Notes and its outstanding 12 3/8% Senior Subordinated Notes due 2010 (the “Subordinated Notes”), which were scheduled to expire at 11:59 p.m., New York City time, on March 22, 2006, have been extended. The tender offers will now expire at 5:00 p.m., New York City time, on March 27, 2006, unless further extended. The extension will allow the financing needed to complete the tender offers. The tender offers are subject to the terms and conditions set forth in the Statement.

As of March 8, 2006, the Company had received tenders with respect to approximately $119.64 million aggregate principal amount of the Secured Notes (approximately 95.71% of the total outstanding principal amount of the Secured Notes) and approximately $161.92 million aggregate principal amount of the Subordinated Notes (approximately 94.30% of the total outstanding principal amount of the Subordinated Notes).

Lehman Brothers Inc. is acting as the sole Dealer Manager for the tender offers and Solicitation Agent for the consent solicitations. The Information Agent is D.F. King & Co., Inc.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offers and the consent solicitations are being made only by reference to the Offer to Purchase and Consent Solicitation Statement dated February 16, 2006.

Requests for documentation should be directed to D.F. King & Co., Inc. at (800) 290-6431 or (212) 269-5550 in the case of banks. Questions regarding the tender offer should be directed to Lehman Brothers Inc. at (800) 438-3242 or (212) 528-7581.

About U.S. Can Corporation

U.S. Can Corporation is a leading manufacturer of steel containers for personal care, household, automotive, paint and industrial products in the United States and Europe, as well as plastic containers in the United States and food cans in Europe.

Forward Looking Statements

Certain statements in this release constitute “forward-looking statements” within the meaning of the federal securities laws. Such statements involve known and unknown risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different than future results, performance or achievements expressed or implied in this release. By way of example and not limitation and in no particular order, known risks and uncertainties include general economic and business conditions; the Company’s substantial debt and ability to generate sufficient cash flows to service its debt; the Company’s compliance with the financial covenants contained in its various debt agreements; changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in raw material costs and availability; downward selling price movements; currency and interest rate fluctuations; increases in the Company’s leverage; the Company’s ability to effectively integrate acquisitions; changes in the Company’s business strategy or development plans; the timing and cost of plant closures; the success of new technology; and increases in the cost of compliance with laws and regulations, including environmental laws and regulations. In light of these and other risks and uncertainties, the inclusion of a forward-looking statement in this release should not be regarded as a representation by the Company that any future results, performance or achievements will be attained.